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                                                                      EXHIBIT 99

                                              775 Corporate Woods Parkway
                                              Vernon Hills, Illinois  60061-9112
                                              (708) 215-4500
SCOTSMAN                                      Fax (708) 913-9844
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INDUSTRIES


                                                             Scotsman Industries
                                                      Contact:  Donald D. Holmes
                                                               708-215-4600/4347

                                                                Onex Corporation
                                                              Timothy C. Collins
                                                                    212-582-2211


          SCOTSMAN INDUSTRIES AND ONEX ANNOUNCE DEFINITIVE AGREEMENTS
                      REGARDING SCOTSMAN'S ACQUISITION OF
            THE DELFIELD COMPANY AND WHITLENGE DRINK EQUIPMENT LTD.

January 13, 1994 -- Scotsman Industries, Inc. (NYSE: SCT) and Onex Corporation (TSE: OCX) announced that they entered into definitive agreements providing for the acquisition by Scotsman of The Delfield Company ("Delfield") and Whitlenge Drink Equipment, Ltd. ("Whitlenge"). As previously announced, the parties had entered into a letter of intent on December 2, 1993 regarding the acquisition.

                 Delfield, headquartered in Mt. Pleasant, Michigan, manufactures and sells refrigerated foodservice equipment primarily in the United States. Whitlenge, located near Birmingham, England, manufactures and sells drink dispensing equipment, primarily in Western Europe. The two have combined annual revenues in excess of $100 million. Delfield and Whitlenge are controlled by Onex, a


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publicly traded Canadian corporation, and Matthew O. Diggs, Jr.

                 Richard C. Osborne, chairman, president and chief executive officer of Scotsman Industries, said "This acquisition, as previously noted, will increase Scotsman's annual sales to more than $275 million and is expected to make a positive contribution to earnings per share in its first year. This combination of premier brands in the foodservice industry is a major step in Scotsman's strategies to grow the company and enhance shareholder value."

                 Delfield manufactures and markets a wide range of commercial refrigerated foodservice equipment and is the largest domestic producer of custom food preparation workstations. Their customers include the country's largest chains, many of which are also served by Scotsman's current businesses. Whitlenge is a major supplier of soft drink and beer dispensing equipment for the European marketplace, complementing Scotsman's U.S. soft drink dispensing business.

                 "The combined businesses have complementary products and similar technologies which will offer many potential benefits and provide increased opportunities for growth in the worldwide foodservice equipment industry," said Mr. Osborne.

                 Timothy Collins, Managing Director of Onex, said "We continue to believe in the long term potential of this industry and with this acquisition Scotsman becomes the leader in its field. We expect our ongoing interest in Scotsman to be an attractive way to


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invest in this industry."  Matthew Diggs added, "With this combination,
Scotsman becomes the force to be reckoned with in the industry world-wide."

                 Pursuant to the definitive agreements, the aggregate consideration to be paid by Scotsman for Delfield and Whitlenge would include approximately $30.3 million in a combination of cash and non-convertible preferred stock of Scotsman, 1.2 million shares of Scotsman common stock and $22.5 million of 5 1/2% perpetual convertible preferred stock of Scotsman. Through the acquisition of the companies, Scotsman would also assume their debt of approximately $37 million. In addition, the current stockholders of Delfield and Whitlenge would be entitled to receive up to an additional 667,000 shares of Scotsman common stock if Delfield and Whitlenge meet a specified level of financial performance for their 1994 fiscal year. Based on Scotsman's currently outstanding shares, the current stockholders of Delfield and Whitlenge would hold up to approximately 33 percent of the then outstanding shares of common stock, assuming conversion of the preferred stock and attainment of the 1994 earn-out.

                 Following the closing of the transaction, the current stockholders of Delfield and Whitlenge will be entitled to designate two directors of Scotsman. They have also agreed to limitations on their future acquisition of voting securities of, and certain other matters regarding, Scotsman.

                 Completion of the proposed acquisition is subject to,


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among other things, regulatory approvals, approval by the parties' stockholders and Scotsman's receipt of financing. Scotsman has received a commitment letter from The First National Bank of Chicago under which, subject to certain conditions, The First National Bank of Chicago has committed to provide a portion of the requisite financing and to use its best efforts to obtain commitments for the balance of the financing. It is anticipated that the acquisition of the two companies will be completed early in the second quarter of 1994.

                 Scotsman Industries, Inc. is a leading manufacturer of refrigeration products, primarily servicing the foodservice, hospitality, beverage, bakery and healthcare industries, with a secondary focus on luxury appliances for the consumer market. Sales in fiscal year 1992 were $168.7 million, with net income of $6.4 million.

                 Onex Corporation is a diversified company with 24,000 employees and fiscal year 1993 consolidated annual revenues of Canadian $4.0 billion.


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